INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statements No. 33-81208 on Form S-8 and No. 33-86652 on Form S-3 of The Harvey Entertainment Company of our report dated April 7, 1999, appearing in this Annual Report on Form 10-KSB of The Harvey Entertainment Company for the year ended December 31, 1999.


/s/ DELOITTE & TOUCHE LLP

Los Angeles, California
April 12, 2000